Exhibit 99.1

Contact:	Joel S. Marcus
Chairman/Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

REPORTS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010

FINANCIAL AND OPERATING RESULTS

Highlights

Fourth Quarter 2010:

•             Fourth Quarter 2010 Funds from Operations Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $1.11, Before Losses on Early Extinguishment of Debt and Gain on Sales of Property

•             Fourth Quarter 2010 Earnings Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $1.52

•             Earnings Guidance Range for FFO per Share (Diluted) for the Year Ended December 31, 2011 of $4.58-$4.68, up 2 Cents Before January 2011 Losses on Early Extinguishment of Debt

•             Increased Quarterly Dividend to $0.45, up 29%, per Common Share for Fourth Quarter 2010

•             Executed 40 Leases for 1,074,000 Rentable Square Feet, Including a 347,000 Rentable Square Foot Campus Lease in San Diego, California and 275,000 Rentable Square Feet of Redevelopment and Development Space; Highest Single Quarter of Leasing Activity in Company History

•             Fourth Quarter 2010 GAAP Rental Rate Increase of 4.3% on Renewed/Released Space

•             GAAP Same Property Revenues Less Operating Expenses up 1.3%

•             Fourth Quarter 2010 Occupancy of Operating Properties Remains Steady at 94%; Fourth Quarter 2010 Occupancy of Operating and Redevelopment Properties at 89%

•             Repaid Three Secured Loans Approximating $63 Million and Repurchased, in Privately Negotiated Transactions, $83 Million  of 3.7% Unsecured Convertible Notes

•             Completed Ground-up Development of Alexandria Center™ for Life Science – New York City; 92% Occupancy and 96% Leased; LEED Gold Certified

•             Acquired Five Properties in Various Markets Aggregating Approximately 866,000 Rentable Square Feet for an Aggregate Purchase Price of $282 Million, Including Two Life Science Campuses Aggregating 720,000 Rentable Square Feet

•             Completed Sales of Land Parcels in Mission Bay, San Francisco for Aggregate Sales Price of $278 Million at a Gain of $59 Million

Year Ended December 31, 2010:

•             Total Return Performance of 547% from May 28, 1997 to December 31, 2010, Assuming Reinvestment of All Dividends

•             Positive GAAP Rental Rate Increases on Renewed/Released Space for 12 Consecutive Years

•             Average December 31 Occupancy Percentage for Operating Properties of 95% and Occupancy Percentage for Operating and Redevelopment Properties of 89% from December 31, 1998 to December 31, 2010

•             Positive GAAP Same Property Growth Quarter-to-Quarter for 50 Consecutive Quarters

•             2010 Funds from Operations Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $4.40, Before Losses on Early Extinguishment of Debt and Gain on Sales of Property

•             2010 Earnings Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $2.19

•             Executed 142 Leases for 2,744,000 Rentable Square Feet, Including 712,000 Rentable Square Feet of Redevelopment and Development Space; Highest Year of Leasing Activity in Company History

•             GAAP Rental Rate Increase of 4.9% on Renewed/Released Space

•             GAAP Same Property Revenues Less Operating Expenses up 0.4%

•             Repaid Eight Secured Loans Approximating $119 Million, Retired Substantially All $240 Million of 8% Unsecured Convertible Notes, and Repurchased $83 Million of 3.7% Unsecured Convertible Notes

•             Acquired Seven Properties in Various Markets Aggregating Approximately 980,000 Rentable Square Feet for an Aggregate Purchase Price of $318 Million

•             Sold One Property and Land Parcels for an Aggregate Sales Price of $290 Million at an Aggregate Gain of $59 Million

•             Completed Redevelopment of Multiple Spaces at Nine Properties Aggregating 303,000 Rentable Square Feet

•             Completed Ground-Up Development of Three Properties Aggregating 553,000 Rentable Square Feet

•             Commenced Ground-Up Development of Two Fully Leased Properties Aggregating 220,000 Rentable Square Feet Pursuant to Long Term Leases

•             Obtained Final Zoning Approval for Alexandria Center™ at Kendall Square Located in East Cambridge, Massachusetts, an 11.3-Acre Development with 1.9 Million Rentable Square Feet of Life Science and Other Space

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010 RESULTS

Highlights (continued)

January/February 2011:

•             Repurchased, in Privately Negotiated Transactions, Additional $43 Million of 3.7% Unsecured Convertible Notes

•             Extended Maturity Date and Increased Commitments on Unsecured Credit Facility from $1.9 Billion to $2.25 Billion

PASADENA, CA. – February 2, 2011 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced financial and operating results for the fourth quarter and year ended December 31, 2010.

Financial Results

For the fourth quarter of 2010, we reported funds from operations (“FFO”) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $58,474,000, or $1.07 per share (diluted), compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $54,247,000, or $1.09 per share (diluted), for the fourth quarter of 2009.  For the year ended December 31, 2010, we reported FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $179,764,000, or $3.52 per share (diluted), compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $234,696,000, or $5.52 per share (diluted), for the year ended December 31, 2009.  During the year ended December 31, 2010, we recognized losses on early extinguishment of debt of approximately $45.2 million related to the repurchases, in privately negotiated transactions, of approximately $83 million of certain of our 3.70% unsecured convertible notes and the retirement of substantially all $240 million of our 8% unsecured convertible notes.  FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2010 excluding the losses on early extinguishment of debt was $224,538,000, or $4.40 per share (diluted).  During the year ended December 31, 2009, we recognized a gain on early extinguishment of debt of approximately $11.3 million related to the repurchase, in privately negotiated transactions, of approximately $75 million of certain of our 3.70% unsecured convertible notes.  Additionally, during the year ended December 31, 2009, we recognized income of approximately $7.2 million for a cash payment related to real estate acquired in November 2007 and we recognized additional rental income of approximately $18.5 million related to a modification of a lease for a property in South San Francisco, California.  FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2009 excluding these items was $198,013,000, or $4.65 per share (diluted).  The weighted average number of common stock outstanding for calculating FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders totaled 54,893,410 and 49,547,402 for the fourth quarter of 2010 and 2009, respectively, and 51,043,462 and 42,554,804 for the year ended December 31, 2010 and 2009, respectively.

FFO is a non-GAAP measure widely used by publicly traded real estate investment trusts.  We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in its April 2002 White Paper and related implementation guidance.  A reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders in accordance with United States generally accepted accounting principles (“GAAP”) to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is included in the financial information accompanying this press release.  The primary reconciling items between GAAP net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is depreciation and amortization expense and gain on sales of property. Depreciation and amortization expense for the three months ended December 31, 2010 and 2009 was $34,551,000 and $29,004,000, respectively.  Depreciation and amortization expense for the year ended December 31, 2010 and 2009 was $126,640,000 and $118,508,000, respectively.  Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the fourth quarter of 2010 was $83,243,000, or $1.52 per share (diluted), compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $21,650,000, or $0.49 per share (diluted), for the fourth quarter of 2009.  Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2010 was $105,941,000, or $2.19 per share (diluted), compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $104,974,000, or $2.72 per share (diluted), for the year ended December 31, 2009.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010 RESULTS

Financial Results (continued)

The following table summarizes the significant items noted above that impacted FFO (diluted) during each period presented (in thousands):

	Year Ended		Three Months Ended
	12/31/10	12/31/09	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for FFO per share (diluted), as reported	$179,764	$234,696	$58,474	$53,862	$9,840	$53,980	$54,247
Loss (gain) on early extinguishment of debt	45,168	(11,254)	2,372	1,300	41,496	–	–
Cash receipt related to real estate acquired in November 2007	–	(7,242)	–	–	–	–	–
Additional rental income related to modification of lease	–	(18,509)	–	–	–	–	–
Assumed conversion of 8% unsecured convertible notes (1)	–	–	–	–	3,560	–	–
Impact of unvested restricted stock awards	(394)	322	(20)	(11)	(333)	–	–
FFO (diluted), as adjusted	$224,538	$198,013	$60,826	$55,151	$54,563	$53,980	$54,247

Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for FFO per share (diluted), as reported (1)	51,043,462	42,554,804	54,893,410	49,864,225	44,904,999	49,654,614	49,547,402
Add: Assumed conversion of 8% unsecured convertible notes	–	–	–	–	4,808,925	–	–
Weighted average shares of common stock outstanding for calculating FFO per share (diluted), as adjusted	51,043,462	42,554,804	54,893,410	49,864,225	49,713,924	49,654,614	49,547,402

FFO per share (diluted), as adjusted	$4.40	$4.65	$1.11	$1.11	$1.10	$1.09	$1.09

(1)    Due to the loss on early extinguishment of debt recognized in the three months ended June 30, 2010, our FFO results for the three months ended June 30, 2010 did not assume conversion of our 8% unsecured convertible notes for FFO per share (diluted) purposes as the impact to FFO per share was antidilutive for the period pursuant to the if-converted method of accounting.  Excluding the losses on early extinguishment of debt, the impact of the assumed conversion of our 8% unsecured convertible notes would have been dilutive to FFO (diluted) for the three months ended June 30, 2010.  For all periods since issuance of the notes in April 2009, except for the three months ended June 30, 2010, there is no add back for the assumed conversion of our 8% unsecured convertible notes since FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for FFO per share (diluted), as reported, already assumed conversion of our 8% unsecured convertible notes pursuant to the if-converted method of accounting.

Summary of 2010 FFO per Share (Diluted)

The following table provides a summary of our guidance for 2010 FFO per share (diluted) reconciled to reported FFO per share (diluted) for the year ended December 31, 2010:

Event	2010 FFO per Share (Diluted)

Guidance as reported on April 29, 2010 in connection with our first quarter 2010 earnings call	$4.43

Loss on early extinguishment of debt in June 2010	(0.83)

Guidance as reported on June 15, 2010 upon completion of Exchange Offer	3.60

Loss on early extinguishment of debt in July 2010	(0.03)

Guidance as reported on July 29, 2010 in connection with our second quarter 2010 earnings call	3.57

Follow-on common stock offering in September 2010	–

Guidance as reported on November 3, 2010 in connection with our third quarter 2010 earnings call	3.57

Loss on early extinguishment of debt	(0.05)

FFO per share (diluted), as reported on February 2, 2011 in connection with our fourth quarter and year ended December 31, 2010 earnings call	$3.52

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010 RESULTS

Leasing Activity

For the fourth quarter of 2010, we executed a total of 40 leases for approximately 1,074,000 rentable square feet at 30 different properties (excluding month-to-month leases).  Of this total, approximately 758,000 rentable square feet related to new or renewal leases of previously leased space (renewed/released space) and approximately 316,000 rentable square feet related to developed, redeveloped, or previously vacant space.  Of the 316,000 rentable square feet, approximately 275,000 rentable square feet were related to our development or redevelopment programs, with the remaining approximately 41,000 rentable square feet related to previously vacant space.  Rental rates for these new or renewal leases (renewed/released space) were on average approximately 4.3% higher on a GAAP basis than rental rates for the respective expiring leases.

For the year ended December 31, 2010, we executed a total of 142 leases for approximately 2,744,000 rentable square feet at 71 different properties (excluding month-to-month leases).  Of this total, approximately 1,778,000 rentable square feet related to new or renewal leases of previously leased space and approximately 966,000 rentable square feet related to developed, redeveloped, or previously vacant space.  Of the 966,000 rentable square feet, approximately 712,000 rentable square feet were related to our development or redevelopment programs, with the remaining approximately 254,000 rentable square feet related to previously vacant space.  Rental rates for these new or renewal leases were on average approximately 4.9% higher on a GAAP basis than rental rates for the respective expiring leases.

As of December 31, 2010, approximately 96% of our leases (on a rentable square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes, insurance, utilities, common area, and other operating expenses (including increases thereto) in addition to base rent.  Additionally, approximately 93% of our leases (on a rentable square footage basis) provided for the recapture of certain capital expenditures, and approximately 91% of our leases (on a rentable square footage basis) contained effective annual rent escalations that were either fixed or indexed based on the consumer price index or another index.

Unsecured Credit Facility

In January 2011, we entered into a third amendment (the “Third Amendment”) to our second amended and restated credit agreement dated October 31, 2006, as further amended on December 1, 2006 and May 2, 2007 (the “Existing Credit Agreement,” and as amended by the Third Amendment, the “Amended Credit Agreement”), with Bank of America, N.A., as administrative agent, and certain lenders. The Third Amendment amended the Existing Credit Agreement to, among other things, increase the maximum permitted borrowings under the credit facilities from $1.9 billion to $2.25 billion, consisting of a $1.5 billion unsecured line of credit (increased from $1.15 billion) and a $750 million unsecured term loan (together the “Unsecured Credit Facility”) and provide an accordion option to increase commitments under the Unsecured Credit Facility by up to an additional $300 million.  Borrowings under the Unsecured Credit Facility will bear interest at LIBOR or the specified base rate, plus in either case a margin specified in the Amended Credit Agreement (the “Applicable Margin”).  The Applicable Margin for LIBOR borrowings under the revolving credit facility was initially set at 2.4%.  The Applicable Margin for the LIBOR borrowings under the unsecured term loan was not amended in the Third Amendment and was 1.0% as of December 31, 2010.

Under the Third Amendment, the maturity date for the unsecured revolving credit facility will be January 2015, assuming we exercise our sole right under the amendment to extend this maturity date twice by an additional six months after each exercise.  The maturity date for the $750 million unsecured term loan remained unchanged at October 2012, assuming we exercise our sole right to extend the maturity date by one year.  The Third Amendment modified certain financial covenants with respect to the Unsecured Credit Facility, including the fixed charge coverage ratio, secured debt ratio, leverage ratio, and minimum book value, and added covenants relating to an unsecured leverage ratio and unsecured debt yield.

Unsecured Convertible Notes

3.7% Unsecured Convertible Notes

In December 2010, we repurchased, in privately negotiated transactions, approximately $82.8 million of our 3.70% unsecured convertible notes at an aggregate cash price of approximately $84.6 million.  As a result of the repurchases, we recognized a loss on early extinguishment of debt of approximately $2.4 million during the fourth quarter of 2010.  In January 2011, we repurchased, in privately negotiated transactions, additional 3.70% unsecured convertible notes aggregating approximately $42.9 million at an aggregate cash price of approximately $44.1 million.  We recognized losses on early extinguishment of debt of approximately $1.2 million during January 2011.  As of February 2, 2011, approximately $259.1 million in principal was outstanding, including $5.4 million of unamortized discount.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010 RESULTS

Unsecured Convertible Notes (continued)

8% Unsecured Convertible Notes

In June 2010, we completed an exchange (the “Exchange Offer”) of approximately $232.7 million of our 8% unsecured convertible notes for consideration of 24.1546 shares of our common stock, a cash premium of $180 per $1,000 principal amount of the notes, plus accrued and unpaid interest.  As the Exchange Offer terms provided for an equivalent number of shares of our common stock, per bond, as compared to the existing bondholder conversion option, the Exchange Offer did not by itself impact our total weighted average shares of common stock outstanding for purposes of calculating FFO per share (diluted).  In July 2010, we repurchased, in a privately negotiated transaction, approximately $7.1 million of our 8% unsecured convertible notes for an aggregate cash price of approximately $12.8 million.  Thus, in the Exchange Offer and this privately negotiated transaction, we retired $239.8 million of our 8% unsecured convertible notes (representing substantially all $240 million outstanding principal amount of our 8% unsecured convertible notes).  In connection with the retirement of our 8% unsecured convertible notes, we recognized losses on early extinguishment of debt of approximately $42.8 million for the year ended December 31, 2010.  As of December 31, 2010, $250,000 in principal was outstanding, including $20,000 of unamortized discount.

Acquisitions

In August 2010, we announced that we had entered into definitive agreements to acquire three life science properties and other selected assets and interests of privately-held Veralliance Properties, Inc. (“Veralliance”), including continuing services from Veralliance Founder and President, Daniel Ryan and other key management and operational personnel. Veralliance was a San Diego-based corporate real estate solutions company focused on the acquisition, development, and management of office and life science assets in Southern California. The three life science properties, located in San Diego, California, contain an aggregate 161,000 rentable square feet and were acquired for an aggregate purchase price of approximately $50.0 million consisting of approximately $35.2 million in cash and our assumption of two secured loans aggregating approximately $14.8 million. We completed the acquisition of one of these properties in the third quarter of 2010 and completed the acquisitions of the other two properties in the fourth quarter of 2010.

In October 2010, we acquired a life science campus in the San Diego market aggregating approximately 347,000 rentable square feet for approximately $128 million.  The purchase of this life science campus included land supporting the future development of additional life science buildings aggregating approximately 420,000 rentable square feet.  At the time of this acquisition, the campus was subject to a 15-month lease with Biogen Idec Inc.  In December 2010, we executed a new lease for the entire 347,000 rentable square foot campus pursuant to a 20-year lease with Illumina, Inc. (“Illumina”) and, pursuant to the lease, also commenced the ground-up development of a building aggregating approximately 123,000 rentable square feet on the campus.  Illumina has the right to further expand the premises and lease one to three additional buildings that may be built on this campus.

In December 2010, we acquired one property in the San Diego market aggregating approximately 373,000 rentable square feet and one property in the Suburban Washington, D.C. market aggregating approximately 50,000 rentable square feet for approximately $114 million and approximately $14 million, respectively.

Dispositions

In November 2010, we completed sales of land parcels in Mission Bay, San Francisco for an aggregate sales price of approximately $278 million at a gain of approximately $59 million. The sales of the land parcels resulted in a reduction of our preconstruction developable square footage by approximately 2.0 million square feet in the Mission Bay, San Francisco submarket.  The cash proceeds from these sales were used to repay outstanding borrowings under our unsecured line of credit.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010 RESULTS

Earnings Outlook

Based on our current view of existing market conditions and certain current assumptions, we expect our FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and earnings per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the year ended December 31, 2011 will be the midpoint within the following ranges:

2011
FFO per share (diluted)	$4.58 - $4.68
Earnings per share (diluted)	$1.97 - $2.07

The following table provides a summary of our guidance issued for 2011 FFO per share (diluted):

Event	2011 FFO per Share (Diluted)

Guidance range as reported on December 7, 2010 in connection with Form 8-K filing	$4.58 - $4.68

Increase in guidance since December 7, 2010	0.02

Losses on early extinguishment of debt recognized in January 2011	(0.02)

Guidance range as reported above on February 2, 2011 in connection with our fourth quarter and year ended December 31, 2010 earnings call	$4.58 - $4.68

Client Tenant Base

The quality, diversity, breadth, and depth of our significant relationships with our life science client tenants provide Alexandria Real Estate Equities, Inc. (“Alexandria”) with consistent and solid cash flows. As of December 31, 2010, Alexandria’s multinational pharmaceutical client tenants represented approximately 25% of our annualized base rent, led by Novartis AG, Eli Lilly and Company, Roche Holding Ltd, Bristol-Myers Squibb Company, GlaxoSmithKline plc, Pfizer Inc., and Merck & Co., Inc.; public biotechnology companies represented approximately 21% and included Amgen Inc., Gilead Sciences, Inc., Biogen Idec Inc., and Celgene Corporation; revenue-producing life science product and service companies represented approximately 18%, led by Quest Diagnostics Incorporated, Qiagen N.V., Laboratory Corporation of America Holdings, and Monsanto Company; government agencies and renowned medical and research institutions represented approximately 16% and included The Scripps Research Institute, Massachusetts Institute of Technology, Fred Hutchinson Cancer Research Center, University of Washington, Sanford-Burnham Medical Research Institute, and the United States Government; private biotechnology companies represented approximately 13% and included high-quality, leading-edge companies with blue-chip venture and institutional investors, including Achaogen Inc., Intellikine, Inc., MacroGenics, Inc., and Tolerx, Inc.; and the remaining approximately 7% consisted of traditional office tenants. Two of the fastest-growing client tenant sectors by revenue currently include leading institutional and multinational pharmaceutical entities. Alexandria’s strong life science underwriting skills, long-term life science industry relationships, and sophisticated management with both real estate and life science operating expertise set the Company apart from all other publicly traded REITs and real estate companies.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010 RESULTS

Earnings Call Information

We will host a conference call on Thursday, February 3, 2011 at 3:00 p.m. Eastern Time (“ET”)/12:00 p.m. noon Pacific Time (“PT”) that is open to the general public to discuss our financial and operating results for the fourth quarter and year ended December 31, 2010.  To participate in this conference call, dial (719) 325-4898 and confirmation code 5725824, shortly before 3:00 p.m ET/12:00 p.m. noon PT.  The audio web cast can be accessed at: www.labspace.com, in the Corporate Information section.  A replay of the call will be available for a limited time from 6:00 p.m. ET/3:00 p.m. PT on Thursday, February 3, 2011.  The replay number is (719) 457-0820 and the confirmation code is 5725824.

Additionally, a copy of Alexandria Real Estate Equities, Inc.’s Supplemental Financial, Operating, & Property Information for the fourth quarter and year ended December 31, 2010 and this press release are available in the Corporate Information section of our website at www.labspace.com.

About the Company

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and preeminent REIT focused principally on cluster development through the ownership, operation, management, selective acquisition, redevelopment, and development of properties containing life science laboratory space.  Alexandria is the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry.  Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, product, service, and government agencies.  Alexandria’s primary business objective is to maximize stockholder value by providing its stockholders with the greatest possible total return based on a multi-faceted platform of internal and external growth. Alexandria’s operating platform is based on the principle of “clustering” with assets and operations located adjacent to life science entities driving growth and technological advances within each cluster.

As of February 2, 2011, our asset base consisted of 167 properties approximating 13.7 million rentable square feet including 162 properties approximating 13.2 million rentable square feet (including spaces undergoing active redevelopment) and five properties undergoing ground-up development approximating an additional 475,818 rentable square feet.  In addition, our asset base will enable us to grow to approximately 26.4 million rentable square feet through additional ground-up development of approximately 12.7 million rentable square feet.

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This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our 2011 earnings per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, 2011 FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, the business plans of certain tenants, and the expected impact of the retirement or conversion of our unsecured convertible notes.  Our actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, our failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, general and local economic conditions, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are made as of the date of this press release, and we assume no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

(Tables follow)

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Income Statements

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues
Rental	$99,902	$88,629	$368,666	$368,230
Tenant recoveries	30,636	25,421	113,424	103,088
Other income	1,633	1,010	5,213	11,854
Total revenues	132,171	115,060	487,303	483,172

Expenses
Rental operations	36,726	29,434	132,278	122,281
General and administrative	8,602	8,468	34,390	36,299
Interest	17,191	19,452	69,642	82,249
Depreciation and amortization	34,535	28,974	126,539	117,775
Total expenses	97,054	86,328	362,849	358,604
Income from continuing operations before (loss) gain on early extinguishment of debt and gain on sales of land parcels	35,117	28,732	124,454	124,568

(Loss) gain on early extinguishment of debt	(2,372)	–	(45,168)	11,254
Income from continuing operations	32,745	28,732	79,286	135,822

(Loss) income from discontinued operations before gain on sales of real estate	(187)	780	270	3,199
Gain on sales real estate	–	393	24	2,627
Income from discontinued operations, net	(187)	1,173	294	5,826

Gain on sales of land parcels	59,442	–	59,442	–
Net income	92,000	29,905	139,022	141,648

Net income attributable to noncontrolling interests	944	924	3,729	7,047
Dividends on preferred stock	7,089	7,089	28,357	28,357
Net income attributable to unvested restricted stock awards	726	242	995	1,270
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$83,241	$21,650	$105,941	$104,974

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic
Continuing operations	$1.52	$0.47	$2.18	$2.57
Discontinued operations, net	–	0.03	0.01	0.15
Earnings per share – basic	$1.52	$0.50	$2.19	$2.72

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted
Continuing operations	$1.52	$0.46	$2.18	$2.57
Discontinued operations, net	–	0.03	0.01	0.15
Earnings per share – diluted	$1.52	$0.49	$2.19	$2.72

Note:  See the “Significant Events Impacting Comparability” section of this press release on page 12.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Investments in real estate:
Rental properties	$4,546,769	$3,903,955
Less: accumulated depreciation	(616,007)	(520,647)
Rental properties, net	3,930,762	3,383,308
Land held for future development	431,838	255,025
Construction in progress	1,045,536	1,400,795
Investment in unconsolidated real estate entity	36,678	–
Investments in real estate, net	5,444,814	5,039,128
Cash and cash equivalents	91,232	70,628
Restricted cash	28,354	47,291
Tenant receivables	5,492	3,902
Deferred rent	116,849	96,700
Investments	83,899	72,882
Other assets	135,221	126,696
Total assets	$5,905,861	$5,457,227

Liabilities, Noncontrolling Interests, and Equity
Secured notes payable	$790,869	$937,017
Unsecured line of credit and unsecured term loan	1,498,000	1,226,000
Unsecured convertible notes	295,293	583,929
Accounts payable, accrued expenses, and tenant security deposits	304,257	282,516
Dividends payable	31,114	21,686
Total liabilities	2,919,533	3,051,148

Redeemable noncontrolling interests	15,920	41,441

Alexandria Real Estate Equities, Inc. stockholders’ equity:
Series C preferred stock	129,638	129,638
Series D convertible preferred stock	250,000	250,000
Common stock	550	438
Additional paid-in capital	2,566,238	1,977,062
Retained earnings	734	–
Accumulated other comprehensive loss	(18,335)	(33,730)
Total Alexandria Real Estate Equities, Inc. stockholders’ equity	2,928,825	2,323,408
Noncontrolling interests	41,583	41,230
Total equity	2,970,408	2,364,638
Total liabilities, noncontrolling interests, and equity	$5,905,861	$5,457,227

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Earnings per Share

(Unaudited)

Earnings per Share (“EPS”)

The following table presents the computation of basic and diluted EPS for the periods below (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for basic earnings per share	$83,241	$21,650	$105,941	$104,974
Effect of dilutive securities and assumed conversion:
Assumed conversion of 8% unsecured convertible notes	2	–	–	–
Amounts attributable to unvested restricted stock awards	–	–	–	–
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for diluted earnings per share	$83,243	$21,650	$105,941	$104,974

Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for basic earnings per share	54,865,654	43,715,462	48,375,474	38,586,909
Effect of dilutive securities and assumed conversion (1):
Dilutive effect of stock options	21,709	34,839	29,566	13,160
Assumed conversion of 8% unsecured convertible notes	6,047	–	–	–
Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for diluted earnings per share	54,893,410	43,750,301	48,405,040	38,600,069

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$1.52	$0.50	$2.19	$2.72
Diluted	$1.52	$0.49	$2.19	$2.72

(1)                   We use income from continuing operations attributable to Alexandria Real Estate Equities, Inc.’s common stockholders as the “control number” in determining whether potential common shares are dilutive or antidilutive to earnings per share.  For the three months and year ended December 31, 2010, the assumed conversion of our 8% unsecured convertible notes was dilutive to earnings per share from continuing operations attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and has been included in diluted earnings per share.

Note:  See the “Significant Events Impacting Comparability” section of this press release on page 12.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Funds from Operations

(Unaudited)

Funds from Operations (“FFO”) (1)

The following table presents a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, the most directly comparable GAAP financial measure to FFO, to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the periods below (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$83,241	$21,650	$105,941	$104,974
Add: Depreciation and amortization	34,551	29,004	126,640	118,508
Add: Net income attributable to noncontrolling interests	944	924	3,729	7,047
Add: Net income attributable to unvested restricted stock awards	726	242	995	1,270
Subtract: Gain on sales of property	(59,442)	(393)	(59,466)	(2,627)
Subtract: FFO attributable to noncontrolling interests	(1,036)	(1,006)	(4,226)	(3,843)
Subtract: FFO attributable to unvested restricted stock awards	(512)	(558)	(1,608)	(2,694)
FFO attributable to Alexandria Real Estate, Inc.’s common stockholders – numerator for basic FFO per share	58,472	49,863	172,005	222,635
Effect of dilutive securities and assumed conversion:
Assumed conversion of 8% unsecured convertible notes	2	4,362	7,781	11,943
Amounts attributable to unvested restricted stock awards	–	22	(22)	118
FFO attributable to Alexandria Real Estate, Inc.’s common stockholders – numerator for FFO per share (diluted)	$58,474	$54,247	$179,764	$234,696

Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for basic FFO per share	54,865,654	43,715,462	48,375,474	38,586,909
Effect of dilutive securities and assumed conversion:
Dilutive effect of stock options	21,709	34,839	29,566	13,160
Assumed conversion of 8% unsecured convertible notes	6,047	5,797,101	2,638,422	3,954,735
Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for FFO per share (diluted)	54,893,410	49,547,402	51,043,462	42,554,804

FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$1.07	$1.14	$3.56	$5.77
Diluted	$1.07	$1.09	$3.52	$5.52

(1)    See also note regarding FFO on page 13.

Note:  See the “Significant Events Impacting Comparability” section of this press release on page 12.

Significant Events Impacting Comparability

During the fourth quarter of 2010, we completed sales of land parcels in Mission Bay, San Francisco for an aggregate sales price of $278 million at a gain of approximately $59.4 million and we recognized a loss on early extinguishment of debt of approximately $2.4 million related to the repurchase, in privately negotiated transactions, of approximately $82.8 million of our 3.7% unsecured convertible notes.  During the third quarter of 2010, we recognized a loss on early extinguishment of debt of approximately $1.3 million related to the repurchase, in a privately negotiated transaction, of approximately $7 million of our 8% unsecured convertible notes.  During the second quarter of 2010, we recognized a loss on early extinguishment of debt of approximately $41.5 million upon completion of an exchange of our 8% unsecured convertible notes.  During the second quarter of 2009, we recognized additional income approximating $7.2 million for a cash receipt related to real estate acquired in November 2007.  Additionally during the second quarter of 2009, we recognized a gain on early extinguishment of debt of approximately $11.3 million related to the repurchase, in privately negotiated transactions, of approximately $75 million of our 3.7% unsecured convertible notes.  During the first quarter of 2009, we recognized approximately $18.5 million of additional rental income related to the modification of a lease in South San Francisco.

The items described in the preceding paragraph are shown in the following table in each applicable period (in thousands):

	Three months ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Significant events impacting total revenues
Cash receipt related to real estate acquired in November 2007	$–	$–	$–	$7,242
Additional rental income related to modification of lease	–	–	–	18,509
	$–	$–	$–	$25,751

Significant events impacting net income
Cash receipt related to real estate acquired in November 2007	$–	$–	$–	7,242
Additional rental income related to modification of lease	–	–	–	18,509
(Loss) gain on early extinguishment of debt	(2,372)	–	(45,168)	11,254
Gain on sales of property	59,442	393	59,466	2,627
	$57,070	$393	$14,298	$39,632

Significant events impacting FFO
Cash receipt related to real estate acquired in November 2007	$–	$–	$–	$7,242
Additional rental income related to modification of lease	–	–	–	18,509
(Loss) gain on early extinguishment of debt	(2,372)	–	(45,168)	11,254
	$(2,372)	$–	$(45,168)	$37,005

Note Regarding Funds from Operations

GAAP basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of NAREIT established the measurement tool of Funds from Operations (“FFO”).  Since its introduction, FFO has become a widely used non-GAAP financial measure among real estate investment trusts (“REITs”).  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the “White Paper”) and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs.  The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.